                    STOCK OPTION/NON-COMPETE AGREEMENT


THIS STOCK OPTION/NON-COMPETE AGREEMENT ("the Agreement") is made effective as of January 10, 1994, by and between Stephen G. Morrison ("Morrison") and Policy Management Systems Corporation ("PMSC").

                           W I T N E S S E T H:


WHEREAS, Morrison has been employed by PMSC in a position of significant responsibility and PMSC desires to recognize Morrison's contribution to PMSC by making Morrison a "Key Employee" as defined in the Policy Management Systems Corporation 1989 Stock Option Plan ("Plan") and therefor eligible to be granted Options as defined therein; and

WHEREAS, Morrison has developed and will continue to develop intimate knowledge of PMSC's business practices, which, if exploited by Morrison in contravention of this Agreement, could seriously, adversely and irreparably affect the business of PMSC; and

WHEREAS, Morrison and PMSC each desire to induce the other to enter into this Agreement; and

WHEREAS, PMSC would not make Morrison a Key Employee in the event that Morrison refused to agree to the terms and conditions of this Agreement and thus Morrison would not be eligible to receive Options under the Plan;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, Morrison and PMSC agree as follows:

1. Grant. Effective January 10, 1994, PMSC grants Morrison "non-qualified" Options to purchase up to 25,000 shares of PMSC common stock pursuant to the Plan. Non-qualified options are subject to tax upon exercise as set forth in paragraph 5 below.

2. Price and Expiration. The option price of the share subject to these Options is the closing price of the stock on the New York Stock Exchange on the date of grant, i.e., January 10, 1994. These Options must be exercised within ten (10) years of the effective date of this Agreement or they expire.

3. Availability for Exercise. 33 1/3% of the shares subject to the Options granted will become available for exercise at the end of each of the three
     (3) years following the effective date of this Agreement. For example ... 33 1/3% of the total number of Options granted will be available for exercise beginning January 10, 1995; 66 2/3% will be available for exercise beginning January 10, 1996; and 100% will be available for exercise beginning January 10, 1997. Once Options become available for exercise, they will remain available for exercise unless they expire.

4. Order of Exercise. The Options may be exercised without regard to the order in which these and any other Options were granted and without regard to any unexpired and unexercised qualified, Incentive Stock Options ("ISO's") or other non-qualified options.

5. Tax Liability. The tax liability which Morrison may incur relating to these Options is described below based upon present law and regulations which are subject to change. Taxes incurred are:

     *    when options are granted - none

     * when options are exercised - the difference between the fair market value of the stock at the date of exercise of an Option and the option price is a capital gain but generally will be treated as ordinary income during the year the Option is exercised. Such tax liability is created at the time Morrison exercises an Option and PMSC is required to collect withholding taxes from Morrison.
          Federal income taxes (computed at a rate of 20% of the above described difference) and FICA and state income taxes (computed at the applicable rate of the above described difference) are withheld. For example...if the option price is $69.38 and the fair market value at the date of the exercise is $74.38, the difference is $5.00, and assuming an applicable FICA rate of 7.65% and state income tax rate of 7%, along with the 20% federal income tax, the Company would collect a tax of $1.73 per share from Morrison

     * when shares are sold - the difference between the fair market value at the date of exercise (the $74.38 in the above example) and the price at which Morrison sells the stock is treated the same as above described during the year in which Morrison sells stock purchased by exercise of his or her options.

6. Exercise and Payment. Exercises of Options shall only be handled pursuant to the Instructions set forth on the last page of this agreement. To exercise these Options, Morrison shall make payment in full to PMSC for the option price of the shares to be purchased...plus the combined (federal, FICA and state) tax liability Morrison incurs. Such taxes paid to PMSC will be forwarded to the Internal Revenue Service and appropriate state tax commission and credited to Morrison in the same manner as the withholding tax on Morrison's salary. Morrison's actual tax will depend upon the overall tax rate calculated when Morrison prepared his tax returns. Morrison should consult a tax professional regarding questions about Morrison's actual tax liability.

7. Non-competition. In consideration of the Options hereby granted, Morrison covenants and agrees that Morrison shall devote his best efforts to furthering the best interests of PMSC and that for the one (1) year period from the effective date hereof, and if Morrison separates from employment with PMSC for any reason within said one (1) year period, then for one (1) year period from the date of such separation from employment, Morrison shall not "Compete" with PMSC. The region within which Morrison agrees not to Compete with PMSC is the United States, Canada and those countries in which PMSC has customers or clients as of the date of Morrison's separation from employment. For the purpose of this Agreement, the term "Compete" shall have its commonly understood meaning which shall include, but not be limited by, the following items with respect to PMSC"s insurance application software licensing, data processing, consulting and information services businesses and any other businesses carried on by PMSC at the time of Morrison's separation from employment:

     (i) soliciting or accepting as a client or customer any individual, partnership, corporation, trust or association that was a client, customer or actively sought after prospective client or customer of PMSC during the twelve (12) calendar month period immediately preceding the date of Morrison's separation from employment;

     (ii) acting as an employee, independent contractor, agent, representative, consultant, officer, director, or otherwise affiliated party of any entity or enterprise which is competing with PMSC in offering similar application software or services to parties described in
          (i) above; or

     (iii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as an equity holder holding less than a one percent (1%) interest).

Notwithstanding any other provision of this Agreement, nothing in this provision or Agreement shall prohibit Morrison from returning to the practice of law at any time or any place.

8. Non-Hiring. During Morrison's employment with PMSC and for a period of three (3) years after separation from such employment, Morrison agrees that Morrison shall under no circumstances hire, attempt to hire or assist or be involved in the hiring of any employee of PMSC, with the exception of Carol Collier-Plexico, either on Morrison's behalf or on behalf of any other person, entity or enterprise unless otherwise agreed to in writing. Also, for a similar period of time, Morrison agrees to not communicate to any such person, entity or enterprise the names, addresses or any other information concerning any employee of PMSC or any past, present or prospective client or customer of PMSC unless otherwise agreed to in writing.

9. Equitable Relief. Morrison acknowledges (i) that Morrison's skill, knowledge, ability and expertise in the business described herein is of a special unique, unusual, extraordinary, and/or intellectual character which gives said skill, etc. a peculiar value; (ii) that PMSC could not reasonably or adequately be compensated in damages in an action at law for breach of this Agreement; and (iii) that a breach of any of the provisions contained in this Agreement could be extremely detrimental to PMSC and could cause PMSC irreparable injury and damage. Therefore, Morrison agrees that PMSC shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this agreement; provided, however, that no specification in this agreement of a specific legal or equitable remedy shall be construed as a waiver of or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Notwithstanding any other provision of this Agreement, nothing in this provision or this Agreement shall prohibit Morrison from the practice of law at any time or any place.

10. Breach of Agreement. Morrison agrees that in the event Morrison breaches any provision of this Agreement, PMSC shall be entitled, in addition to any other remedies it may have under this Agreement, to offset, to the extent of any liability, loss, damage or injury from such breach, any payments due to Morrison pursuant to his employment with PMSC.

11. Employment Understanding. This Agreement and the Employment Agreement between Morrison and PMSC constitute the entire agreement between the parties with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations between the parties relating to said subject matter other than those set forth or provided for herein or in any Agreement Not To Divulge or employment agreement between PMSC and Morrison.

12. General. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement enforceable to the fullest extent permitted under applicable laws. All references to PMSC shall include its subsidiaries as applicable. This Agreement shall inure to the benefit of and be enforceable by PMSC and its successors and assigns. No provision of this Agreement may be changed, modified, waived or terminated, except by an instrument in writing signed by the party against whom the enforcement of such is sought. No waiver of any provision or provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Headings in this Agreement are inserted solely as a matter of convenience and reference and are not a part of this agreement in any substantive sense. This Agreement may be executed in two counterparts, each of which will take effect as an original and shall evidence one and the same Agreement.

13. Notwithstanding any other provision of this herein, nothing in this Agreement shall prohibit Morrison from returning to the practice of law at any time or any place.

14. Plan Controls. In the event of any discrepancy between this Agreement and the Plan as to the terms and conditions of the Options, the Plan shall control.

15. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                         POLICY MANAGEMENT SYSTEMS CORPORATION
                         "PMSC"


                         By: G. Larry Wilson
                             G. Larry Wilson

                         TITLE:  President


                         "MORRISON"


                         Stephen G. Morrison
                         Stephen G. Morrison


                         Effective Date:  January 10, 1994


                         Date Signed:  February 3, 1994

              INSTRUCTIONS FOR EXERCISE OF PMSC STOCK OPTIONS


Contact Person:     Lynn W. Dillard, Ext. 4303
                    2B1
                    Post Office Box Ten, Columbia, SC  29202


An exercise form must be obtained and properly filled out. The form and employee's check for the appropriate exercise price and withholding taxes (federal and state income taxes and FICA) must be delivered to the Contact Person. The Company does not deal with third parties concerning employee's exercise of his or her stock options. If an employee deals with a brokerage firm, a bank or any other third party, the employee shall be responsible to keep such party from impacting on the two-party transaction between the Company and the employee. This transaction solely consists of employee bringing Company the exercise form and his or her own check and after several days the Company giving employee a certificate for his or her shares of stock. The Company's stock transfer agent is located in New York. If desired, an employee may request and pay the charges for the certificate to be sent to the Company via Federal Express. The certificate will only be issued in the employee's name. Employees may only exercise a whole number of options as PMSC shall not direct the transfer agent to issue fractional shares.

As an optionholder, an employee is entitled to request copies of the Company's Annual and Quarterly Reports. An employee will not receive such reports automatically as an optionholder. Additionally, reports are available upon request showing a complete list of employee's options outstanding, options available for exercise, cost per share, total costs, and expiration dates of options. An employee may wish to request these materials or information before exercising options by calling or writing the Contact Person.


THESE INSTRUCTIONS ARE SUBJECT TO CHANGE WITHOUT NOTICE.